EXHIBIT 99.1

For Immediate Release: August 4, 2016
Media Contacts:
Jennifer Nahas
Griffin Capital Corporation
jnahas@griffincapital.com
949-270-9332

Joseph Kuo / Matthew Griffes
Haven Tower Group LLC
jkuo@haventower.com or mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires Zebra Technologies’ Corporate Headquarters in Lincolnshire, Illinois

El Segundo, Calif. (August 4, 2016) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of a five-story, Class A office building totaling approximately 283,000 square feet fully occupied by Zebra Technologies Corporation (NASDAQ: ZBRA) (“Zebra”), pursuant to a long-term triple-net lease expiring November 2026 (the “Property”). Originally constructed in 1991, the Property underwent a complete renovation in 2015 in order to transform the building into a world-class headquarters for Zebra. Renovations included the addition of a customer solutions center to provide a hands-on showroom for Zebra’s products, a redesigned and upgraded full-service cafeteria, new electronic laboratory spaces for testing and development, and new, redesigned modern office areas with collaboration spaces and various break-out seating areas. The REIT purchased the Property for $60.1 million from The Northwestern Mutual Life Insurance Company (the “Seller”). The Seller was represented by James Postweiler, Peter Harwood, Brian Shanfeld and Dan Fernitz of the Chicago office of JLL.
Commenting on the acquisition, Shawn Carstens, Griffin Capital’s Vice President of Acquisitions, said, “In creating this headquarters building, Zebra consolidated personnel from two other locations and made a major capital investment in the property. The improvements, coupled with attractive increases in the rental stream, and the capacity to accommodate future expansion of Zebra’s business contributed to making this an excellent investment for the REIT.”

Don Pescara, Griffin Capital's Managing Director of Acquisitions, added, “We are pleased to buy Zebra’s Corporate Headquarters as it meets our criteria of investing in institutional-quality, income-generating properties leased on a long-term basis to established corporate tenants.”
Zebra is a publicly-traded global leader in enterprise asset intelligence, designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems. Founded in 1969, Zebra employs in excess of 7,000 people throughout 120 facilities worldwide. For the year ended December 31, 2015, Zebra reported $3.65 billion in revenue and $111 million in operating cash flow. Zebra has $5.0 billion in total assets, a market capitalization of $2.6 billion and maintains credit-ratings of BB- from Standard and Poor’s and Ba3 from Moody’s.
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation

Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 26 office and industrial buildings totaling approximately 4.1 million rentable square feet and asset value of approximately $665 million. The REIT’s sponsor is Griffin Capital, a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 56 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.8 billion* in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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